Exhibit 10.4

STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT (this “Agreement”), is dated as of December 1, 2016, by and among Majesco Entertainment Company, a Delaware corporation (the “Parent”), Denver Lough (“Lough”), Edward Swanson (“Swanson”), and Polarityte, Inc, a Nevada corporation (the “Company”), and the undersigned stockholders ("Stockholders") of Parent.
WHEREAS, on December 1, 2016 the Parent, Lough and Company entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the ("Merger Agreement"), providing, among other things, for the sale, assignment, transfer and conveyance to the Company of the right, title and interest in and to the Purchased Intellectual Property (as defined in the Merger Agreement) and the acquisition of the Company by Purchaser and issuance of Parent securities to Lough (collectively with Swanson, the “Restricted Stockholders”) pursuant to the terms and conditions of the Merger Agreement (the “Acquisition”) in consideration for an aggregate of 7,050 shares of Series E Preferred Stock, par value $0.001 per share, of the Parent, convertible into Seven Million Fifty Thousand (7,050,000) shares (the “Shares”) of the Parent’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, on December 1, 2016 the Parent and each of Lough and Swanson entered into employment agreements (each, and “Employment Agreement”) pursuant to which each of Lough and Swanson received a non-qualified incentive option award (each, an “Option Award” exercisable into Common Stock, such Option Awards, Common Stock, collectively with the Shares, the “Seller Stock”), as set forth on Schedule I hereto, in consideration of the agreement of Parent and each of Lough and Swanson for employment by the Parent;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and obligations set forth in this Agreement, Parent, Lough, Swanson and Company hereby agree as follows:

1. Restrictions on Transfer of Stock.

1.1 Restrictions on Transfers to Third Parties of Seller Stock. No Seller Stock or any interest therein now or hereafter owned may be Transferred, unless such transfer conforms with the provisions of this Agreement, and each share of Restricted Stock shall contain an appropriate Stock Certificate Legend.

1.2 Permitted Transferees.

(a) Affiliates, Trusts, etc. Seller Stock may be Transferred to an Affiliate of the holder, or any spouse or member of the holder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of the holder’s spouse or members of the holder’s immediate family, or to a trust for the holder’s own self, or a charitable remainder trust (each, a “Permitted Transferee”). In addition to the foregoing, any Permitted Transferee may Transfer Seller Stock back to the transferring holder or to another Permitted Transferee of such transferring holder. Prior to the completion of any sale, transfer or assignment pursuant to this Section 1.2, the Permitted Transferee shall have executed documents assuming the obligations of the applicable holder under this Agreement with respect to the transferred securities.

2. Right of Parent and Stockholders to Re-Purchase.

2.1 Right to Purchase. Subject to the termination provisions of Section 9 herein and the Right to Purchase under Section 3 hereof, the Parent and the Stockholders of Parent signatory hereto shall have the right to purchase from each Restricted Stockholder and such Restricted Stockholder shall have the obligation to sell, all, but not less than all, of such Restricted Stockholder’s Seller Stock if such Restricted Stockholder’s employment with the Company is terminated “with Cause” or by the Restricted Stockholder “without Good Reason” (as such terms are defined in the respective Employment Agreements) at the Fair Market Value of the Seller Stock to be purchased.

2.2 Notice. If the Parent desires to purchase Seller Stock from a Restricted Stockholder pursuant to Section 2.1, it shall notify such Restricted Stockholder (or such Restricted Stockholder’s estate, trust or corporation, as the case may be) not more than thirty (30) days after the occurrence of the event giving rise to the Company’s right to acquire such Restricted Stockholder’s shares of Seller Stock. If Parent does not notify the Restricted Stockholders of its intention to purchase Seller Stock, within such thirty (30) day period, Parent shall notify the undersigned Stockholders who shall notify such Restricted Stockholder (or such Restricted Stockholder’s estate, trust or corporation, as the case may be) not more than fifteen (15) days after the notice from Parent of the election to repurchase such Seller Stock, pro rata. Any Stockholder who does elect shall also have the pro rata right to purchase Seller Stock with respect to the Stockholder who does not elect, on a pro rata basis.

2.3 Payment. Payment for shares of Seller Stock purchased pursuant to Section 2.1 or 2.2 shall be made on the date thirty (30) days (or the first business day thereafter if the thirtieth (30th) day is not a business day) following the date of the determination of Fair Market Value. Such payment will be made by wire transfer of funds or certified or official bank check against surrender of the certificates for such shares. Any payments based on Fair Market Value required to be made by the Company under Section 2 shall accrue simple interest at five percent (5%) per annum from the due date for payment to the date Parent has paid in full for all of the Seller Stock being purchased. All payments of interest accrued hereunder shall be paid only at the date of payment by the Parent for the Seller Stock being purchased.

2.4 Rights. From and after the date of election to purchase Seller Stock by Parent or Stockholders, the rights of the Restricted Stockholder as a stockholder of Parent, to hold, vote or otherwise dispose of Seller Stock, shall immediately terminate and be vested in the purchaser(s) thereof, and ownership thereof shall be vested in the purchaser and recorded on the transfer records of the Parent. Any Stockholder who may exercise the right to repurchase Seller Stock as provided herein, may designate one or more third-parties as purchaser of such Seller Stock.

3. Right of Parent to Re-Purchase Seller Stock Upon Breach – Employment Agreement/Merger Agreement Breach..

3.1 Right to Purchase. Subject to the termination provisions of Section 9 herein, Parent shall have the right to purchase from each Restricted Stockholder and such Restricted Stockholder shall have the obligation to sell, all, but not less than all, of such Restricted Stockholder’s Seller Stock if: (A) such Restricted Stockholder breaches Section 13 of such Restricted Stockholder’s Employment Agreement or (B) such Restricted Stockholder breaches Article IX of the Merger Agreement, at a per share price of $0.001 per share to be purchased (the “Par Value”).

3.2 Notice. If the Company desires to purchase shares of Seller Stock from a Restricted Stockholder pursuant to Section 4.1, it shall notify such Restricted Stockholder (or such Restricted Stockholder’s estate, trust or corporation, as the case may be) not more than thirty (30) days after the occurrence of the event giving rise to the Parent’s right to acquire such Restricted Stockholder’s Seller Stock.

3.3 Payment. Payment for shares of Seller Stock purchased by the Parent pursuant to Section 3.1 based on Par Value shall be made within ten (10) days of determination of such breach. Such payment will be made by wire transfer of funds or certified or official bank check against surrender of the certificates for such shares.

3.4 Rights. From and after the date of election to purchase Seller Stock by Parent, the rights of the Restricted Stockholder as a stockholder of Parent, to hold, vote or otherwise dispose of Seller Stock, shall immediately terminate and be vested in the purchaser(s) thereof, and ownership thereof shall be vested in the purchaser and recorded on the transfer records of the Parent.

4. Determination of Fair Market Value.

4.1 Appraisals. The Parent and the Restricted Stockholder shall seek to determine Fair Market Value be agreement within fifteen (15) days of the date any such determination is required and, in the absence of agreement, shall, submit to an expert in valuation or appraiser the determination of Fair Market Value. The Parent shall engage an independent valuation expert or appraiser of recognized national standing reasonably acceptable to the Restricted Stockholder who’s shares of Stock are subject to repurchase to appraise the Fair Market Value of the shares of Seller Stock as of the last day of the fiscal period then most recently ended or, at the request of the Parent, as of any more recent date (the “Appraisal Date”), and to prepare and deliver a report to the Company describing the results of such appraisal (the “Appraisal”). The cost of Appraisal shall be shared equally between the Parent and the Restricted Stockholder(s) subject to the determination.

4.2 Calculation. “Fair Market Value” of any share of Common Stock (or preferred stock on an “as converted” basis) shall be the fair market value per share of the entire Common Stock equity interest of the Company taken as a whole, after giving effect to any increase or option price in respect of all then outstanding warrants, options, convertible stock or other rights or securities to purchase shares of Common Stock, together with the number of shares of Common Stock into which any issued and outstanding warrants, options, or other rights or securities to purchase or acquire shares of Common Stock would be convertible as of the most recent Appraisal Date, without premiums for control or discounts for minority interests or restrictions on transfer, and shall be as of the most recent Appraisal Date and determined with reference to the most recent Appraisal, and after giving effect to any agreement breach or termination of the Restricted Stockholder’s employment.

4.3 Notice to Stockholders. After receipt of each Appraisal, the Parent shall promptly deliver to each Restricted Stockholder a copy of the report as to value included with such Appraisal.

5. Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a) Affiliate. The term “Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, including any subsidiary, parent, partner, limited partner, retired partner or shareholder of such Person, with the exception of any of those subsidiaries, parents, partners, limited partners, retired partners or shareholders of such Person which are direct competitors of the Company.

(b) Board. The term “Board” shall mean the Board of Directors of the Parent from time to time.

(c) Certificate of Incorporation. The term “Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Parent filed with the Secretary of State of the State of Delaware, as amended, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms of this Agreement

(d) Person. The term “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(e) Transaction Documents. The term “Transaction Documents” means any agreement pursuant to which any Restricted Stockholder acquired or acquires Seller Stock or as to which such Seller Stock is subject.

(f) Transfer. The term “Transfer” means any direct or indirect sale, assignment, mortgage, transfer, pledge, hypothecation or other disposition or transfer.

5. Stock Certificate Legends. A copy of this Agreement shall be filed with the Secretary of the Parent and kept with the records of the Parent. Each certificate representing shares of Seller Stock owned by the Restricted Stockholders shall bear the following legends:

(i) The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and under applicable state securities law, unless the issuer shall have received an opinion of counsel reasonably satisfactory to the issuer that the securities represented by this certificate may be legally sold or distributed pursuant to exemption from registration under the Securities Act of 1933, as amended, and without registration under then applicable state and federal laws.

(ii) The securities represented by this certificate are also subject to certain restriction on transfer contained in a Stockholders Agreement dated as of December 1, 2016, copies of which may be obtained from the issuer or from the holder of this certificate, as well as the rights of certain persons under such Stockholders Agreement to purchase such securities on the terms and conditions set forth therein. No transfer of such securities will be made on the books of the issuer unless accompanied by evidence of compliance with the terms of such Stockholders Agreement.

6. No Other Arrangements or Agreements. Each of the Restricted Stockholders hereby represents and warrants to the Parent, that he has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other Person (other than the Parent) with respect to his shares of Seller Stock, or any interest therein, including, but not limited to, arrangements or agreements with respect to the acquisition, disposition or voting of shares of Seller Stock (whether or not such agreements and arrangements are with the Parent, other Stockholders or other Persons), except for the Transaction Documents. Each of the Restricted Stockholders agrees with the Parent that he will not be a party to or enter into any such other arrangements or agreements as described above with any other Person as long as any of the terms of this Agreement remain in effect without the prior written consent of the Parent.

7. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parent and a majority of the Stockholders signatory hereto. Upon amendment, modification or supplement of this Agreement, the Parent shall notify all Restricted Stockholders promptly of such amendment, modification or supplement.

8. Assignment.

8.1 Assignment Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided that, except in connection with Transfers explicitly permitted hereunder, no Restricted Stockholder shall assign any of its rights pursuant to this Agreement without the prior written agreement of the Parent.

8.2 Agreements to be Bound. Notwithstanding anything to the contrary contained in this Agreement, any Transfer by the Restricted Stockholders to any Permitted Transferee or other third party (whether or not such third party is Affiliated with such transferor), shall be permitted under the terms of this Agreement only if such Permitted Transferee or third party, as the case may be, shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Parent. Upon the execution of such instrument by such third party, such third party shall be deemed to be a Restricted Stockholder for all purposes of this Agreement, subject to the same obligations as the other Stockholders; provided further, that the requirement to execute and deliver an assumption agreement shall not apply in the case of any Transfer pursuant to which the transferee is entitled to have the legend removed.

9. Termination.

9.1 Termination Generally. Any party to, or Person who is subject to, this Agreement who ceases to own any shares of Restricted Stock or any interest therein in accordance with the terms of this Agreement shall cease to be a party to, or Person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder; provided that any Transfer of shares of Stock by any Restricted Stockholder in breach of this Agreement shall not relieve such Restricted Stockholder of liability for any such breach.

9.2 Termination of Rights and Obligations. All rights and obligations of this Agreement shall terminate (other than obligations which have arisen and are outstanding prior to termination) with respect to any given Restricted Stockholder on the date that such Restricted Stockholder has satisfied each of his or its obligations to the Parent, pursuant to any Transaction Documents.

9.3 Termination upon Purchase. Upon purchase of any Seller Stock by Parent or any other Stockholder signatory hereto (or their designee) such Seller Stock shall not be subject to the terms and provisions of this Agreement.

10. Tag-Along Rights, Drag-Along Rights.

10.1 Tag-Along Rights. No Restricted Stockholder (for purposes of this Section 11.1, the “Offering Stockholder”) may sell any shares of Seller Stock to any third party, unless the Parent and the Stockholders signatory hereto are first offered the right to participate in any such sale for a purchase price per share of Common Stock and on other terms and conditions not less favorable to the Parent and those Stockholders signatory hereto, than those applicable to the Offering Stockholder.

11. Recapitalization, Exchanges, etc. Affecting the Stock. The provisions of this Agreement shall apply to any and all shares of capital stock of the Parent or any successor or assignee of the Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner as to reflect the intent and meaning of the provisions hereof.

12. Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

13. Transfer of Stock. If at any time the Parent purchases any shares of Stock pursuant to this Agreement, the Parent may pay the purchase price determined under this Agreement for the shares of Seller Stock it purchases by wire transfer of funds or bank check in the amount of the purchase price, and upon receipt of such purchase price, the Restricted Stockholder shall deliver the certificates representing the number of shares of Seller Stock being purchased in a form suitable for transfer, duly endorsed in blank, and free and clear of any lien, claim or encumbrance. Notwithstanding anything in this Agreement to the contrary, the Parent shall not be required to make any payment for shares of Seller Stock purchased hereunder until delivery to it of the certificates representing such shares. If the purchaser is purchasing less than all of the shares of Seller Stock represented by a single certificate, the Parent shall deliver to the Restricted Stockholder a certificate for any unpurchased shares of Seller Stock.

14. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflict of laws principles. The parties hereby agree that any action or proceeding with respect to this Agreement (and any action or proceeding with respect to any amendments or replacements hereof or transactions relating hereto) may be brought only in a federal or state court located in New York, State of New York and having jurisdiction with respect to such action or proceeding. Each of the parties hereto irrevocably consents and submits to the jurisdiction of such courts.

16. Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

17. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopier as follows:

(i) If to the Company:

Majesco Entertainment Company
4041I-T Hadley Road.
S. Plainfield, NJ 07080
Attn.: Chief Executive Officer
Facsimile:

with a copy to:

Sichenzia Ross Ference Kesner, LLP
61 Broadway
Suite 3200
New York, New York 10006
Attn.: Harvey Kesner, Esq.
Facsimile:  (212) 930-9725

(ii) If to any Restricted Stockholder or Stockholder, to its address or telecopier number as listed on the signature pages hereto or set forth in the Transaction Documents; provided, that if for any reason such address is not listed on the signature pages hereto, to such Restricted Stockholder or Stockholder’s address or telecopier number as is shown on the books and records of the Parent.

(iii) If to any other Person who becomes a Restricted Stockholder after the date hereof, to its address or telecopier number set forth in the counterpart of this Agreement executed and delivered by such Stockholder or to such other person or address as any party shall specify by notice in writing to the Company.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day of such delivery, (x) if by certified or registered mail, on the third (3rd) business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day after deposit with such overnight mail or delivery courier, (z) if by telecopier on the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.

18. Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to the shares of Seller Stock, other than those expressly set forth or referred to herein or in the foregoing agreements, the Transaction Documents, and the Certificate of Incorporation or By-Laws.

20. Injunctive Relief. The shares of Seller Stock cannot readily be purchased or sold in the open market, and for that reason, among others, the Parent and Stockholders signatory hereto will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties therefore agrees that in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Parent or any Stockholder signatory hereto may have. Each Restricted Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Restricted Stockholder hereby consents to service of process by mail made in accordance with Section 17.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:

Attest:	MAJESCO ENTERTAINMENT COMPANY

By:_________________________________	By:________________________________
Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

OTHER STOCKHOLDERS:

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RESTRICTED STOCKHOLDERS:

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